UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

NYLI CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies: N/A
	2)	Aggregate number of securities to which transaction applies: N/A
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	4)	Proposed maximum aggregate value of transaction: N/A
	5)	Total fee paid: N/A

☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid: N/A
	2)	Form, Schedule or Registration Statement No.: N/A
	3)	Filing Party: N/A
	4)	Date Filed: N/A

August 18, 2025

Dear Shareholder:

The 2025 Annual Meeting of Shareholders of the NYLI CBRE Global Infrastructure Megatrends Term Fund (the “Fund” or “MEGI”) is scheduled for Wednesday, October 1, 2025. Our Fund’s Board of Trustees recommends that you vote FOR our Fund’s nominees and AGAINST Saba’s recommendation to change the Board’s staggered-term structure on the WHITE card from MEGI.

Vote all WHITE proxy cards you receive from MEGI.	Discard any and all GOLD proxy cards you receive from Saba Capital Management, L.P. (“Saba”).

Why reject Saba and discard the GOLD proxy card?

Saba is a hedge fund manager that has a history of implementing initiatives that are intended to generate short-term profits to the benefit of Saba and its investors. These initiatives can impede upon a fund’s ability to continue to deliver income and long-term performance for its shareholders. If Saba’s solicitation is successful, it could disrupt MEGI’s operation.

Saba has put forth their own nominee for election to the Fund’s Board of Trustees and it is likely Saba’s nominee would propose a liquidity event that could adversely impact our Fund.

Saba also submitted a non-binding shareholder proposal for inclusion in the Fund’s proxy statement to eliminate our Fund’s classified board structure, in furtherance of its short-term agenda.

What is wrong with Saba’s solicitation efforts?

Saba offers no long-term plan for our Fund. Should its efforts succeed, Saba’s nominee is likely to propose a liquidity event that could necessitate negative changes in our Fund’s investment approach and could create negative tax implications, which may result in reduced distributions to shareholders like you.

Additionally, the Fund’s classified board structure supports stability, continuity, independence, and long-term planning. This structure has been in place, and disclosed to Fund investors, since the Fund’s inception. The Board does not have the power to declassify itself and only shareholders have the authority to amend our Fund’s governing documents.

Why vote the WHITE Card?

The existing Board, including our Fund’s nominees, offer many years of pertinent fund governance, investment management, and closed-end fund experience. Replacing any of our existing Trustees will jeopardize the balance of skills that our overall Board possesses and will likely undermine the performance of our Board and our Fund’s management. By contrast, based upon Saba’s prior actions with closed-end funds, Saba’s nominee is likely to propose a liquidity event that we believe would adversely impact shareholders.

MEGI

If you have already signed and returned a GOLD proxy card, you have the right as a shareholder of our Fund to change your vote before the meeting takes place. You can do this by signing and returning the WHITE proxy card sent to you by our Fund, which will replace the proxy card you previously voted. Regardless of the number of shares you own, it is important that your shares be represented at the meeting by voting your proxy.

If you have any questions, please contact our Proxy Solicitor, EQ Fund Solutions, at 800-848- 3402, Monday through Friday between the hours of 9:00 AM and 10:00 PM Eastern Time.

Thank you for voting.

Sincerely,

Kirk C. Lehneis

President

NYLI CBRE Global Infrastructure Megatrends Term Fund

“New York Life Investments” is both a service mark, and the common trade name, of certain investment advisors affiliated with New York Life Insurance Company.

MEGI